Pricing Supplement dated May 8, 2019 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-212571 $15,000,000 Barclays Bank PLC Step Down Trigger Autocallable Notes

Linked to the least performing of the common stock of The Walt Disney Company, the common stock of Morgan Stanley and the common stock of Walmart Inc. due May 11, 2021

Investment Description

Step Down Trigger Autocallable Notes (the “Notes”) are unsecured and unsubordinated debt obligations issued by Barclays Bank PLC (the “Issuer”) linked to the least performing of the common stock of The Walt Disney Company, the common stock of Morgan Stanley and the common stock of Walmart Inc. (each an “Underlying” and together the “Underlyings”). The Issuer will automatically call the Notes if (i) the Closing Price of each Underlying on any annual Observation Date preceding the Final Valuation Date is greater than or equal to its Closing Price on May 6, 2019 (the “Initial Underlying Price”) or (ii) the Closing Price of each Underlying on the Final Valuation Date (the “Final Underlying Price”) is greater than or equal to its specified Downside Threshold. If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases based on the per annum Call Return Rate for each additional year the Notes remain outstanding. However, if the Notes are not automatically called and, therefore, the Final Underlying Price of any Underlying is less than its Downside Threshold on the Final Valuation Date, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Underlying with the lowest Underlying Return (the “Least Performing Underlying”). In this case, you will have full downside exposure to the Least Performing Underlying from its Initial Underlying Price to its Final Underlying Price, and could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Call Return Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement.

Features	Key Dates[1]

❑  Automatic Call: The Issuer will automatically call the Notes if (i) the Closing Price of each Underlying on any Observation Date preceding the Final Valuation Date is greater than or equal to its Initial Underlying Price or (ii) the Final Underlying Price of each Underlying is greater than or equal to its specified Downside Threshold. If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases based on the per annum Call Return Rate for each additional year the Notes remain outstanding.

❑  Contingent Downside Exposure at Maturity: If the Notes are not automatically called and, therefore, the Final Underlying Price of any Underlying is less than its Downside Threshold on the Final Valuation Date, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

	Trade Date:	May 8, 2019
	Settlement Date:	May 10, 2019
	Observation Dates:	Annually (see page PS-6)
	Final Valuation Date:	May 6, 2021
	Maturity Date:	May 11, 2021
[1] With respect to each Underlying, the Initial Underlying Price is the Closing Price of that Underlying on May 6, 2019 and is not the Closing Price of that Underlying on the Trade Date. In addition, the Observation Dates, including the Final Valuation Date, and the Maturity Date are subject to postponement. See “Final Terms” on page PS-6 of this pricing supplement.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LEAST PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE PS-8 OF THIS PRICING SUPPLEMENT AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE A SIGNIFICANT PORTION OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE PS-4 OF THIS PRICING SUPPLEMENT.

Note Offering

We are offering Trigger Autocallable Notes linked to the least performing of the common stock of The Walt Disney Company, the common stock of Morgan Stanley and the common stock of Walmart Inc. The Notes are offered at a minimum investment of 100 Notes at $10 per Note (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlying	Call Return Rate*	Initial Underlying Price **	Downside Threshold***	CUSIP/ ISIN
Common stock of The Walt Disney Company (DIS)	12.60% per annum	$135.00	$81.00, which is 60.00% of the Initial Underlying Price	06747B860 / US06747B8607
Common stock of Morgan Stanley (MS)		$47.71	$28.63, which is 60.00% of the Initial Underlying Price
Common stock of Walmart Inc. (WMT)		$102.46	$61.48, which is 60.00% of the Initial Underlying Price

* The Call Return increases based on the per annum Call Return Rate for each additional year the Notes remain outstanding. The Call Return applicable to each Observation Date is set forth under “Final Terms—Call Return/Call Return Rate” in this pricing supplement.

** With respect to each Underlying, the Initial Underlying Price is the Closing Price of that Underlying on May 6, 2019 and is not the Closing Price of that Underlying on the Trade Date.

*** Rounded to two decimal places

See “Additional Information about Barclays Bank PLC and the Notes” on page PS-2 of this pricing supplement. The Notes will have the terms specified in the prospectus dated March 30, 2018, the prospectus supplement dated July 18, 2016 and this pricing supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of the Notes. In addition, Barclays Capital Inc. or any other of our affiliates may use this pricing supplement in market resale transactions in any of the Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.10	$9.90
Total	$15,000,000	$150,000	$14,850,000

[1]	Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is $9.646 per Note. The estimated value is less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 of this pricing supplement.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

You should read this pricing supplement together with the prospectus dated March 30, 2018, as supplemented by the prospectus supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this pricing supplement differ from those in the prospectus or prospectus supplement, the terms discussed herein will control.

When you read the prospectus supplement, note that all references to the prospectus dated July 18, 2016, or to any sections therein, should refer instead to the accompanying prospectus dated March 30, 2018, or to the corresponding sections of that prospectus.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated March 30, 2018: http://www.sec.gov/Archives/edgar/data/312070/000119312518103150/d561709d424b3.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, “we,” “us” and “our” refer to Barclays Bank PLC. In this pricing supplement, “Notes” refers to the Step Down Trigger Autocallable Notes that are offered hereby, unless the context otherwise requires.

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes results from several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately three months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page PS-8 of this pricing supplement.

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Investor Suitability

The Notes may be suitable for you if:

♦	You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of a significant portion or all of your principal amount and are willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

♦	You are willing and able to accept the individual market risk of each Underlying and understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings.

♦	You believe the Closing Price of each Underlying is likely to be greater than or equal to (i) its Initial Underlying Price on any Observation Date preceding the Final Valuation Date or (ii) its Downside Threshold on the Final Valuation Date, and, if it is not, you can tolerate not receiving a positive return on the Notes and a loss of a significant portion or all of your investment.

♦	You understand and accept that you will not participate in any appreciation of any Underlying, which may be significant, and that your return potential on the Notes is limited to any Call Return paid on the Notes.

♦	You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Underlyings.

♦	You are willing and able to hold Notes that may be called on the earliest annual Observation Date, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦	You do not seek current income from this investment, and you are willing to forgo any dividends paid on the Underlyings.

♦	You understand and are willing to accept the single equity risk associated with the Notes and understand and are willing to accept the risks associated with each Underlying.

♦	You are willing and able to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you under the Notes, including any repayment of principal.

The Notes may not be suitable for you if:

♦	You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦	You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of a significant portion or all of your principal amount or you are not willing to make an investment that may have the full downside market risk of an investment in the Least Performing Underlying.

♦	You are unwilling or unable to accept the individual market risk of each Underlying or do not understand that any decline in the price of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings.

♦	You do not believe the Closing Price of each Underlying is likely to be greater than or equal to (i) its Initial Underlying Price on any Observation Date preceding the Final Valuation Date or (ii) its Downside Threshold on the Final Valuation Date, or you cannot tolerate not receiving a positive return on the Notes and a loss of a significant portion or all of your investment.

♦	You seek an investment that participates in the full appreciation in one or more of the Underlyings and whose return is not limited to any Call Return paid on the Notes.

♦	You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the prices of the Underlyings.

♦	You are unable or unwilling to hold Notes that may be called on the earliest annual Observation Date, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦	You seek current income from this investment, or you prefer to receive any dividends paid on the Underlyings.

♦	You do not understand or are unwilling to accept the single equity risk associated with the Notes or do not understand or are not willing to accept the risks associated with each Underlying.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You are not willing or are unable to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments due to you under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page PS-8 of this pricing supplement and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “Information about the Underlyings,” “The Walt Disney Company, ”Morgan Stanley” and “Walmart Inc.” below.

Final Terms[1]
Issuer:	Barclays Bank PLC
Principal Amount:	$10 per Note (subject to minimum investment of 100 Notes)
Term[2,3]:	Approximately two years, unless called earlier
Reference Assets[3]:	The common stock of The Walt Disney Company (Bloomberg ticker symbol “DIS<Equity>“), the common stock of Morgan Stanley (Bloomberg ticker symbol “MS<Equity>“) and the common stock of Walmart Inc. (Bloomberg ticker symbol “WMT<Equity>“) (each an “Underlying” and together the “Underlyings”)
Automatic Call Feature:	The Issuer will automatically call the Notes if (i) the Closing Price of each Underlying on any Observation Date preceding the Final Valuation Date is greater than or equal to its Initial Underlying Price or (ii) the Final Underlying Price of each Underlying is greater than or equal to its specified Downside Threshold. If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes.
Observation Dates[2]:	As set forth under the “Observation Date” column of the table under “Call Return/Call Return Rate” below
Call Settlement Dates[2]:	As set forth under the “Call Settlement Date” column of the table under “Call Return/Call Return Rate” below
Call Price:	The Call Price will be calculated based on the following formula: $10 + ($10 × Call Return)
Call Return/Call Return Rate:

The Call Price will be based upon the applicable Call Return. The Call Return increases based on the per annum Call Return Rate for each additional year the Notes remain outstanding. The Call Return Rate is equal to 12.60% per annum.

The table below sets forth the Observation Dates and Call Settlement Dates and the Call Return and Call Price that would be payable on the relevant Call Settlement date if the Notes are automatically called. If the Notes are automatically called, no further amounts will be owed to you under the Notes.

Observation Date[2]	Call Settlement Date[2]	Call Return	Call Price
May 11, 2020	May 13, 2020	12.60%	$11.26
May 6, 2021 (the “Final Valuation Date”)	May 11, 2021 (the “Maturity Date”)	25.20%	$12.52
Payment at Maturity (per Note):

If the Notes are not automatically called and, therefore, the Final Underlying Price of any Underlying is less than its Downside Threshold on the Final Valuation Date, the Issuer will pay you a cash payment on the Maturity Date per $10 principal amount Note that is less than your principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Price – Initial Underlying Price Initial Underlying Price
Least Performing Underlying:	The Underlying with the lowest Underlying Return
Downside Threshold[3]:	With respect to each Underlying, a percentage of the Initial Underlying Price of that Underlying, as specified on the cover of this pricing supplement
Initial Underlying Price[3]:	With respect to each Underlying, the Closing Price of that Underlying on May 6, 2019, as specified on the cover of this pricing supplement. The Initial Underlying Price for each Underlying is not the Closing Price of that Underlying on the Trade Date.
Final Underlying Price[3]:	With respect to each Underlying, the Closing Price of that Underlying on the Final Valuation Date
Closing Price[3]:	With respect to each Underlying, Closing Price has the meaning set forth under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day with respect to any Underlying or if a market disruption event occurs with respect to any Underlying on that Observation Date as described under “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the prospectus supplement. In addition, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[3]	In the case of certain corporate events related to the Underlying, the Calculation Agent may adjust any variable, including but not limited to, the Underlying, Initial Underlying Price, Final Underlying Price, Downside Threshold and Closing Price of the Underlying if the Calculation Agent determines that the event has a diluting or concentrative effect on the theoretical value of the shares of the Underlying. The Calculation Agent may accelerate the Maturity Date upon the occurrence of certain reorganization events and additional adjustment events. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

Investment Timeline

May 6, 2019:	The Closing Price of each Underlying (the Initial Underlying Price) is observed and the Downside Threshold of each Underlying is determined.

Annually:

The Issuer will automatically call the Notes if (i) the Closing Price of each Underlying on any Observation Date preceding the Final Valuation Date is greater than or equal to its Initial Underlying Price or (ii) the Final Underlying Price of each Underlying is greater than or equal to its specified Downside Threshold.

The Final Underlying Price of each Underlying is determined as of the Final Valuation Date.

If the Notes are automatically called, the Issuer will pay you a Call Price equal to the principal amount of your Notes plus a Call Return, and no further amounts will be owed to you under the Notes. The Call Return increases based on the per annum Call Return Rate for each additional year the Notes remain outstanding.

Maturity Date:

If the Notes are not automatically called and, therefore, the Final Underlying Price of any Underlying is less than its Downside Threshold on the Final Valuation Date, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Accordingly, you may lose a significant portion or all of your principal at maturity, depending on how much the Least Performing Underlying declines, regardless of the performance of the other Underlyings.

Investing in the Notes involves significant risks. You may lose a significant portion or all of your initial investment. You will be exposed to the market risk of each Underlying and any decline in the price of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the price of the other Underlyings. The Final Underlying Price of each Underlying is observed relative to its Downside Threshold only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Call Return Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of any Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in any or all of the Underlyings. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the Notes in light of your particular circumstances.

♦	You may lose a significant portion or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Closing Price of any Underlying is less than its Initial Underlying Price on each Observation Date preceding the Final Valuation Date and if the Final Underlying Price of any Underlying is less than its Downside Threshold on the Final Valuation Date, the Notes will not be automatically called. Instead, you will be exposed to the full decline in the Least Performing Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying. Accordingly, you may lose a significant portion or all of your principal.

♦	Your return potential on the Notes is limited to any Call Return paid on the Notes, and you will not participate in any appreciation of any Underlying — The return potential of the Notes is limited to the pre-specified per annum Call Return Rate, regardless of any appreciation of any Underlying, which may be significant. In addition, because the Call Return increases based on the per annum Call Return Rate for each additional year the Notes remain outstanding, the Call Price payable on the first Observation Date is less than the Call Price payable for later Observation Dates. Therefore, if the Notes are automatically called on an earlier Observation Date, you will receive a lower Call Price than if the Notes were called on a later Observation Date. If the Notes are not automatically called, you will be subject to the decline in the price of the Least Performing Underlying even though you will not participate in any appreciation of any Underlying. As a result, the return on an investment in the Notes could be less than the return on a direct investment in any or all of the Underlyings.

♦	If the Notes are not automatically called, the payment at maturity, if any, is calculated based solely on the performance of the Least Performing Underlying — If the Notes are not automatically called pursuant to the Automatic Call Feature, the Final Underlying Price of the Least Performing Underlying will be less than its Downside Threshold, and the payment at maturity, if any, will be linked solely to the performance of the Least Performing Underlying. Under these circumstances, only the Underlying Return of the Least Performing Underlying will be used to determine the return on your Notes, and you will not benefit from the performance of the other Underlyings, even if the Final Underlying Price of any of the other Underlyings is greater than or equal to its Downside Threshold or Initial Underlying Price.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the price of any or all of the Underlyings is greater than or equal to its Downside Threshold.

♦	Because the Notes are linked to the Least Performing Underlying, the Notes are less likely to be automatically called for the applicable Call Price and you are exposed to greater risks of sustaining a significant loss on your investment at maturity than if the Notes were linked to fewer Underlyings — The likelihood of the Notes being automatically called on any Observation Date for the applicable Call Price is lower, and the risk that you will lose a significant portion or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of fewer Underlyings or two Underlyings. With three Underlyings, it is more likely that the Closing Price of at least one Underlying will be less than its Initial Underlying Price on each Observation Date preceding the Final Valuation Date or less than its Downside Threshold on the Final Valuation Date and, therefore, it is less likely that the Notes will be automatically called for the applicable Call Price and more likely that you will suffer a significant loss on your investment at maturity. In addition, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Initial Underlying Price on any Observation Date preceding the Final Valuation Date or below its Downside Threshold on the Final Valuation Date, and with three Underlyings there is a greater potential that one pair of Underlyings will have low or negative correlation. See “Correlation of the Underlyings” below.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Call Return Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Call Return Rate is generally associated with lower correlation of the Underlyings, which reflects a lower likelihood of the Notes being automatically called on any Observation Date for the applicable Call Price and a greater potential for a loss on your investment at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	You are exposed to the market risk of each Underlying — Your return on the Notes is not linked to a basket consisting of the Underlyings. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by any Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the price of the other Underlyings. In order for the Notes to be automatically called for the applicable Call Price, the Closing Price of each Underlying on any Observation Date preceding the Final Valuation Date must be greater than or equal to its Initial Underlying Price or the Final Underlying Price of each Underlying must be greater than or equal to its Downside Threshold. In addition, if the Notes are not automatically called, that means that the Final Underlying Price of any Underlying is less than its Downside Threshold. Under these circumstances, you will be exposed to the full decline in the Least Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Call Return Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦	A higher Call Return Rate and/or a lower Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the prices of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the lower the expectation is at that time that the Notes will be automatically called for the applicable Call Price and the greater the expectation is that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Call Return Rate and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Call Return Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Call Return Rate will generally be indicative of a greater risk of loss while a lower Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of being automatically called for the applicable Call Price or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of a significant portion or all of your principal at maturity.

♦	No interest payments — The Issuer will not make periodic interest payments on the Notes.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Single equity risk — The price of each Underlying can rise or fall sharply due to factors specific to each Underlying and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of each Underlying.

♦	Owning the Notes is not the same as owning any or all of the Underlyings — The return on your Notes may not reflect the return you would realize if you actually owned any or all of the Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of any or all of the Underlying would have.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this pricing supplement to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	Potential Barclays Bank PLC impact on the market prices of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of any or all Underlyings, may adversely affect the market price of any Underlying and, therefore, the market value of the Notes.

♦	Antidilution adjustments — For certain corporate events affecting each Underlying, the Calculation Agent may make adjustments to the amount payable on the Notes. However, the Calculation Agent will not make such adjustments in response to all events that could affect any Underlying. If an event occurs that does not require the Calculation Agent to make such adjustments, the value of the Notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustments will be made in the sole discretion of the Calculation Agent, which will be binding on you absent manifest error. The Calculation Agent may make any such adjustment, determination or calculation in a manner that differs from that discussed in this pricing supplement or the prospectus supplement as necessary to achieve an equitable result.

♦	In some circumstances, the payment you receive on the Notes may be based on the shares of another company and not an Underlying — Following certain corporate events relating to the issuer of an Underlying where the issuer is not the surviving entity, your return on the Notes paid by the Issuer may be based on the shares of a successor to that Underlying issuer or any cash or any other assets distributed to holders of that Underlying in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” and “Reference Assets—Equity Securities—American Depositary Shares and Deposit Agreements” in the prospectus supplement.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the prices of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings;

♦	the time to maturity of the Notes;

♦	the dividend rates on the Underlyings;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is lower than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page PS-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Underlyings. In any such market making, trading and hedging activity, investment banking and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Underlyings and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, we may be required to make discretionary judgments, including determining whether a market disruption event has occurred on any date that the value of an Underlying is to be determined; determining whether to adjust any variable described herein in the case of certain corporate events related to an Underlying that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of that Underlying; and determining whether to accelerate the maturity date upon the occurrence of certain reorganization events and additional adjustment events. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

♦	The U.S. federal income tax consequences of an investment in the Notes are uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described under “What Are the Tax Consequences of an Investment in the Notes?” below. If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected. In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the payment upon a call or at maturity for a $10 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions set forth below.* You should not take these examples as an indication or assurance of the expected performance of the Notes. The examples below do not take into account any tax consequences from investing in the Notes. Numbers appearing in the examples below have been rounded for ease of analysis. In these examples, we refer to the common stock of The Walt Disney Company, the common stock of Morgan Stanley and the common stock of Walmart Inc. as the “DIS Underlying,” the “MS Underlying” and the “WMT Underlying,” respectively.

Term:	Approximately two years (unless called earlier)
Call Return Rate:	12.60% per annum
Hypothetical Initial Underlying Price:	$100.00 for the DIS Underlying, $100.00 for the MS Underlying and $100.00 for the WMT Underlying
Hypothetical Downside Threshold:	$60.00 for the DIS Underlying, $60.00 for the MS Underlying and $60.00 for the WMT Underlying (which, with respect to each Underlying, is 60.00% of the hypothetical Initial Underlying Price of that Underlying)
Observation Dates:	Annually, as set forth under the “Observation Date” column of the table under “Final Terms—Call Return/Call Return Rate” in this pricing supplement

*	Terms used for purposes of these hypothetical examples do not represent the actual Initial Underlying Prices or Downside Thresholds. The hypothetical Initial Underlying Prices of $100.00 for the DIS Underlying, $100.00 for the MS Underlying and $100.00 for the WMT Underlying have been chosen for illustrative purposes only and do not represent the actual Initial Underlying Prices. The actual Initial Underlying Price and Downside Threshold of each Underlying are set forth on the cover of this pricing supplement. For historical Closing Prices of the Underlyings, please see the historical information set forth under the sections titled “The Walt Disney Company,” “Morgan Stanley” and “Walmart Inc.” below. We cannot predict the Closing Price of any Underlying on any day during the term of the Notes, including on any Observation Date.

Example 1 — Notes Are Automatically Called on the First Observation Date

Date	Closing Price	Payment (per Note)
First Observation Date	DIS Underlying: $125.00 MS Underlying: $130.00 WMT Underlying: $110.00	Closing Price of each Underlying at or above its Initial Underlying Price; Notes are automatically called; Issuer pays the Call Price applicable to the first Observation Date on the related Call Settlement Date.
Call Price (per Note):	$11.26
Total Return:	12.60%

Because the Closing Price of each Underlying is greater than or equal to its Initial Underlying Price on the first Observation Date (which is approximately one year after the Trade Date), the Notes are automatically called on that Observation Date. The Issuer will pay you on the related Call Settlement Date a Call Price of $11.26 per Note for a total return of 12.60% on the Notes. No further amounts will be owed to you under the Notes.

As indicated in this example, any positive return on your Notes will not exceed the Call Price with respect to the applicable Observation Date, regardless of any appreciation in the value of any Underlying, which may be significant.

Example 2 — Notes Are Automatically Called on the Final Valuation Date

Date	Closing Price	Payment (per Note)
First Observation Date	DIS Underlying: $120.00 MS Underlying: $90.00 WMT Underlying: $105.00	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called
Second Observation Date (the Final Valuation Date)	DIS Underlying: $95.00 MS Underlying: $105.00 WMT Underlying: $110.00	Final Underlying Price of each Underlying at or above its Downside Threshold; Notes are automatically called; Issuer pays the Call Price applicable to the Final Valuation Date on the Maturity Date.

Call Price (per Note):	$12.52
Total Return:	25.20%

In this example, the Notes are not automatically called prior to the Final Valuation Date because the Closing Price of at least one Underlying on each Observation Date preceding the Final Valuation Date is less than its Initial Underlying Price, even if another Underlying has appreciated.

However, because the Final Underlying Price of each Underlying is greater than or equal to its Downside Threshold, the Notes are automatically called on the Final Valuation Date. The Issuer will pay you on the Maturity Date a Call Price of $12.52 per Note for a total return of 25.20% on the Notes.

Example 3 — Notes are NOT Automatically Called

Date	Closing Price	Payment (per Note)
First Observation Date	DIS Underlying: $55.00 MS Underlying: $110.00 WMT Underlying: $105.00	Closing Price of at least one Underlying below its Initial Underlying Price; Notes NOT automatically called
Second Observation Date (the Final Valuation Date)	DIS Underlying: $45.00 MS Underlying: $110.00 WMT Underlying: $80.00	Final Underlying Price of at least one Underlying below its Downside Threshold; Notes NOT automatically called. The Issuer will repay less than the principal amount resulting in a percentage loss on your investment equal to the negative Underlying Return of the Least Performing Underlying.
Payment at Maturity (per Note):	$4.50
Total Return:	-55.00%

In this example, the Notes are not automatically called prior to the Final Valuation Date because the Closing Price of at least one Underlying on each Observation Date preceding the Final Valuation Date is less than its Initial Underlying Price, even if another Underlying has appreciated.

In addition, the Notes are not automatically called on the Final Valuation Date because the Final Underlying Price of at least one Underlying on the Final Valuation Date is less than its Downside Threshold. Because the Final Underlying Price of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per Note, for a total return of -55.00% on the Notes, calculated as follows:

$10 × (1 + Underlying Return of the Least Performing Underlying)

Step 1: Calculate the Underlying Return of each Underlying:

Underlying Return of the DIS Underlying:

Final Underlying Price – Initial Underlying Price	=	$45.00 – $100.00	= -55.00%
Initial Underlying Price		$100.00

Underlying Return of the MS Underlying:

Final Underlying Price – Initial Underlying Price	=	$110.00 – $100.00	= 10.00%
Initial Underlying Price		$100.00

Underlying Return of the WMT Underlying:

Final Underlying Price – Initial Underlying Price	=	$80.00 – $100.00	= -20.00%
Initial Underlying Price		$100.00

Step 2: Determine the Least Performing Underlying: The DIS Underlying is the Underlying with the lowest Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10 × (1 + Underlying Return of the Least Performing Underlying)

= $10 × (1 + -55.00%) = $4.50

As this example illustrates, if the Notes have not been previously called and if the Final Underlying Price of any Underlying is less than its Downside Threshold, you will incur a loss on the Notes at maturity, even if another Underlying has appreciated.

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Underlyings. Assuming this treatment is respected, upon a sale or exchange of your Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire your Notes. This gain or loss should be long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not intend to treat payments on the Notes to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2021 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, our special tax counsel is of the opinion that these regulations should not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

You should review the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to Non-U.S. Holders—Foreign Account Tax Compliance Withholding” in the accompanying prospectus supplement. The discussion in that section is modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds (other than amounts treated as interest) of the disposition of financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

Information about the Underlyings

Included in the following pages is a brief description of the issuers of each of the Underlyings. This information has been obtained from publicly available sources. We obtained the Closing Price information for each of the Underlyings from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical prices of the Underlying as an indication of future performance.

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, are required to file financial and other information specified by the SEC periodically. Such information can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying can be located by reference to its SEC file number provided below.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not independently verified any of the information herein obtained from outside sources.

The Walt Disney Company

According to publicly available information, The Walt Disney Company (the “DIS Company”) is an entertainment company with operations in media networks; parks, experiences and consumer products; studio entertainment; and direct-to-consumer and international products. On March 20, 2019, the DIS Company acquired all of the outstanding shares of Twenty-First Century Fox, Inc. and TWDC Enterprises 18 Corp. (formerly known as The Walt Disney Company) (“Legacy Disney”), and the DIS Company became the successor SEC registrant to Legacy Disney. The DIS Company’s common stock (the “DIS Underlying”) began trading on the New York Stock Exchange on March 20, 2019 under the ticker symbol “DIS,” the same symbol under which Legacy Disney’s common stock (the “Legacy DIS Underlying”) previously traded.

Information filed by the DIS Company with the SEC can be located by reference to its SEC file number: 001-38842. The DIS Underlying is listed on the New York Stock Exchange under the ticker symbol “DIS.”

Historical Information

The following graph sets forth the historical performance of the Legacy DIS Underlying and the DIS Underlying from January 2, 2008 through May 8, 2019. The Closing Price of the DIS Underlying on May 8, 2019 was $134.99. The Initial Underlying Price of the DIS Underlying is the Closing Price of the DIS Underlying on May 6, 2019, as specified on the cover of this pricing supplement. The horizontal dotted line represents the Downside Threshold of $81.00, which is equal to 60.00% of the Initial Underlying Price of the DIS Underlying.

We obtained the Closing Prices from Bloomberg, without independent verification. Historical performance of the Legacy DIS Underlying and the DIS Underlying should not be taken as an indication of future performance. Future performance of the DIS Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the DIS Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the DIS Underlying will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

* The vertical red line in the graph indicates March 20, 2019. In the graph, the performance to the left of the vertical red line reflects the performance of the Legacy DIS Underlying and the performance to the right of the vertical red line reflects the performance of the DIS Underlying.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Morgan Stanley

According to publicly available information, Morgan Stanley (the “MS Company”) is a global financial services firm that advises, and originates, trades, manages and distributes capital for, governments, institutions and individuals.

Information filed by the MS Company with the SEC can be located by reference to its SEC file number: 001-11758. The MS Company’s common stock (the “MS Underlying”) is listed on the New York Stock Exchange under the ticker symbol “MS.”

Historical Information

The following graph sets forth the historical performance of the MS Underlying from January 2, 2008 through May 8, 2019, based on the daily Closing Prices of the MS Underlying. The Closing Price of the MS Underlying on May 8, 2019 was $46.53. The Initial Underlying Price of the MS Underlying is the Closing Price of the MS Underlying on May 6, 2019, as specified on the cover of this pricing supplement. The dotted line represents the Downside Threshold of $28.63, which is equal to 60.00% of the Initial Underlying Price of the MS Underlying.

We obtained the Closing Prices of the MS Underlying from Bloomberg, without independent verification. Historical performance of the MS Underlying should not be taken as an indication of future performance. Future performance of the MS Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the MS Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the MS Underlying will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Walmart Inc.

According to publicly available information, Walmart Inc. (the “WMT Company”) operates retail, wholesale and other stores, as well as eCommerce websites.

Information filed by the WMT Company with the SEC can be located by reference to its SEC file number: 001-06991. The WMT Company’s common stock (the “WMT Underlying”) is listed on the New York Stock Exchange under the ticker symbol “WMT.”

Historical Information

The following graph sets forth the historical performance of the WMT Underlying from January 2, 2008 through May 8, 2019, based on the daily Closing Prices of the WMT Underlying. The Closing Price of the WMT Underlying on May 8, 2019 was $100.30. The Initial Underlying Price of the WMT Underlying is the Closing Price of the WMT Underlying on May 6, 2019, as specified on the cover of this pricing supplement. The dotted line represents the Downside Threshold of $61.48, which is equal to 60.00% of the Initial Underlying Price of the WMT Underlying.

We obtained the Closing Prices of the WMT Underlying from Bloomberg, without independent verification. Historical performance of the WMT Underlying should not be taken as an indication of future performance. Future performance of the WMT Underlying may differ significantly from historical performance, and no assurance can be given as to the Closing Price of the WMT Underlying during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the WMT Underlying will not result in a loss on your initial investment. The Closing Prices below may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

Correlation of the Underlyings

The following graph sets forth the historical performances of the common stock of The Walt Disney Company, the common stock of Morgan Stanley and the common stock of Walmart Inc. from January 2, 2008 through May 8, 2019, based on the daily Closing Prices of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Price of 100.00 on January 2, 2008 by dividing the Closing Price of that Underlying on each day by the Closing Price of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the Closing Prices used to determine the normalized Closing Prices set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Prices of the Underlyings during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performances of the Underlyings will not result in a loss on your initial investment.

PAST PERFORMANCE AND CORRELATION OF THE UNDERLYINGS ARE NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlyings over the time period shown and provides an indication of how close the relative performance of one Underlying has historically been to another. However, the graph does not provide a precise measurement of the correlation of the Underlyings. Moreover, any historical correlation of the Underlyings is not indicative of the degree of correlation of the Underlyings, if any, that will be experienced over the term of the Notes.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of those Underlyings to close below its Initial Underlying Price or Downside Threshold on any Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might close below its Initial Underlying Price or Downside Threshold on any Observation Date or the Final Valuation Date, respectively, as both of those Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Call Return Rate is determined, in part, based on the correlations of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Call Return Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for a loss on your investment at maturity. The correlations referenced in setting the terms of the Notes are calculated using our internal models and are not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

Supplemental Plan of Distribution

We have agreed to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents have agreed to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of this pricing supplement. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

We or our affiliates have entered or will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that is indicated on the cover of this pricing supplement.

The Notes are not intended to be offered, sold or otherwise made available to and may not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA Retail Investor”). For these purposes, an EEA Retail Investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended from time to time, “MiFID”); (ii) a customer within the meaning of Directive 2002/92/EC (as amended from time to time), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended from time to time, including by Directive 2010/73/EU). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended from time to time, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to EEA Retail Investors has been prepared and therefore offering or selling such Notes or otherwise making them available to any EEA Retail Investor may be unlawful under the PRIIPs Regulation.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to Barclays Bank PLC, when the Notes offered by this pricing supplement have been executed and issued by Barclays Bank PLC and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be valid and binding obligations of Barclays Bank PLC, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by English law, Davis Polk & Wardwell LLP has relied, with Barclays Bank PLC’s permission, on the opinion of Davis Polk & Wardwell London LLP, dated as of August 20, 2018, filed as an exhibit to a report on Form 6-K by Barclays Bank PLC on August 20, 2018, and this opinion is subject to the same assumptions, qualifications and limitations as set forth in such opinion of Davis Polk & Wardwell London LLP. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP, dated August 20, 2018, which has been filed as an exhibit to the report on Form 6-K referred to above.